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                                                                    EXHIBIT 99.1

   RIVERWOOD ANNOUNCES EXTENSIONS AND AMENDMENTS OF TENDER OFFERS FOR SENIOR
                      SUBORDINATED NOTES AND SENIOR NOTES


         Atlanta, GA (July 30, 2002) - Riverwood Holding, Inc. and Riverwood International Corporation announced today the extensions of the tender offer expiration dates for Riverwood International's pending cash tender offers to purchase any and all of its outstanding 10 7/8% Senior Subordinated Notes due 2008 (CUSIP No. 769507AJ3), 10 5/8% Senior Notes due 2007 issued in July 1997 (CUSIP No. 769507AM6) and 10 5/8% Senior Notes due 2007 issued in June 2001 (CUSIP No. 769507AQ7).

         Each tender offer had been scheduled to expire at 5:00 P.M., New York City time, on Friday, August 2, 2002. The tender offer expiration date for each tender offer is being extended to 5:00 P.M., New York City time, on Friday, September 6, 2002, unless further extended. In addition, each tender offer is being amended (1) to permit holders to withdraw their Notes at any time prior to the applicable tender offer expiration date and (2) to provide that Riverwood International will pay the applicable tender offer consideration plus the consent payment equal to $2.50 for each $1,000 principal amount of Notes tendered to all holders who tender their Notes on or prior to the applicable tender offer expiration date. Prior to such amendment, the consent payment was payable only to holders who tendered their Notes on or prior to the June 28, 2002 consent expiration date and withdrawal rights had expired on June 28, 2002. A holder who withdraws its Notes and does not re-tender such Notes on or prior to the applicable tender offer expiration date will not receive the applicable tender offer consideration or consent payment.

         The tender offers are being extended and amended due to current equity market conditions affecting the timing of the proposed initial public offering of common stock by Riverwood Holding. Riverwood Holding continues to work towards the completion of its proposed initial public offering and related financing transactions, subject to market conditions.

         As of the close of business on July 29, 2002, the following principal amounts of Notes had been tendered: approximately $306 million of the $400 million outstanding principal amount of the 10 7/8% Senior Subordinated Notes due 2008; approximately $201 million of the $250 million outstanding principal amount of the 10 5/8% Senior Notes due 2007 issued in July 1997; and approximately $206 million of the $250 million outstanding principal amount of the 10 5/8% Senior Notes due 2007 issued in June 2001.

         On May 30, 2002, Riverwood International commenced the cash tender offers to purchase any and all of its outstanding Notes of each issue, as well as the related consent solicitations, from holders. The purpose of each consent solicitation was to amend the applicable indenture to eliminate substantially all of the restrictive covenants, certain repurchase rights and certain events of default and related provisions contained in such indenture. The consent solicitations expired at 5:00 P.M., New York City time, on Friday,




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June 28, 2002. As Riverwood International received requisite consents in each of the consent solicitations, Riverwood International and the trustee under each indenture executed a supplemental indenture relating to each such indenture as of July 1, 2002. The amendments to each indenture will not become operative unless and until the relevant Notes are accepted by Riverwood International for purchase pursuant to the related tender offer.

         Riverwood International is making a separate offer with respect to each issue of Notes, and no offer is conditioned on the consummation of any other offer. Consummation of each offer is subject to certain conditions, including the consummation of the proposed initial public offering of common stock by Riverwood Holding, Inc. and the consummation of certain other anticipated financing transactions, in each case on terms satisfactory to Riverwood International. Subject to applicable law, Riverwood International may, in its sole discretion, waive or amend any condition to any offer or solicitation, or extend, terminate or otherwise amend any offer or solicitation.

         Deutsche Bank Securities Inc. and J.P. Morgan Securities Inc. are the dealer managers for the offers and solicitation agents for the solicitations. MacKenzie Partners, Inc. is the information agent and State Street Bank and Trust Company is the depositary in connection with the offers and solicitations. The offers are being made pursuant to an Offer to Purchase and Consent Solicitation Statement, dated May 30, 2002, and the related Consent and Letter of Transmittal (as each may be amended from time to time), which together set forth the complete terms of the offers and solicitations. Copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be obtained from MacKenzie Partners, Inc. at (800) 322-2885. Additional information concerning the terms of the offers and the solicitations may be obtained by contacting Deutsche Bank at (212) 469-7772 or JPMorgan at (800) 831-2035.

         Riverwood, headquartered in Atlanta, Georgia, is a leading provider of paperboard packaging solutions and paperboard to multinational beverage and consumer products companies.

         This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of an offer to sell securities. Each offer and solicitation is only made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated May 30, 2002, and the related Consent and Letter of Transmittal (as each may be amended from time to time).

Source: Riverwood Holding, Inc. and Riverwood International Corporation
Contact: Steve Myers (770) 644-3022